SouthWest Water Company Reports First Quarter 2010 Financial Results

LOS ANGELES — May 07, 2010— SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today reported financial results for the first quarter ended March 31, 2010.

For the quarter, the company reported operating revenue of $46.8 million compared with $50.1 million for the first quarter of 2009. Loss from continuing operations was $2.9 million, or $0.12 per share, which includes $1.2 million of costs associated with the proposed merger, compared with a loss from continuing operations of $3.4 million, or $0.14 per share, for the first quarter of 2009, which includes $5.3 million of costs associated with the restatement of historical financials. Net loss was $2.9 million, or $0.12 per share, versus a net loss of $3.2 million, or $0.13 per share, for the quarter ended March 31, 2009.

“The drop in revenue was primarily attributable to our Texas MUD Services division,,” said Mark Swatek, president and chief executive officer.  “As we have previously disclosed, this segment lost a number of contracts over the last year and we sold our laboratory business last April.  We have also successfully modified certain contracts to eliminate pass-through material purchases for clients which generated revenue without any corresponding profit.

“We have had both good and bad news regarding weather,” continued Swatek. “While the winter and spring rains have reduced customer demand in our utilities, the recharge to surface and groundwater supplies will have a long term positive effect for us, particularly in California.”

Utilities

Operating revenue for the Utilities segment decreased $0.2 million, or 1%, to $13.2 million compared with $13.4 million for the prior year first quarter, due to reduced consumption at the company’s California utility, which is this segment’s largest, primarily as a result of wet and cool weather compared to the prior period. Operating expenses increased $0.4 million, or 4%, to $10.7 million from $10.3 million in the comparable period, primarily from increased depreciation expense and increased insurance and salary costs. Operating income decreased $0.5 million, or 18%, to $2.5 million compared with $3.0 million for the first quarter of 2009.

Texas Utilities

Operating revenue for the Texas Utilities segment increased $0.1 million, or 1%, to $8.7 million from $8.6 million for the prior year first quarter. The net increase was primarily due

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 to rate increases and connection growth, partially offset by reduced consumption due to wet and cooler weather than in the comparable period. Operating expenses increased $1.5 million, or 25%, to $7.8 million from $6.2 million, primarily from an increase in head count due to building an asset management, internal rate strategy and financial team which resulted in higher salary and wages, as well as increased repair and maintenance costs, fuel and supply costs and expenses associated with the retirement of a well and storage tank. Operating income decreased $1.5 million, or 61%, to $0.9 million from $2.4 million in the prior year first quarter.

O&M Services

Results for the O&M Services segment remained essentially consistent in both the first quarter of 2010 and 2009. Revenue was down slightly from $9.1 million to $9.0 million, operating expenses were $9.0 million in both periods and operating income was $0.1 million in both periods.

Texas MUD Services

Operating revenue for the Texas MUD Services segment decreased $3.1 million, or 16%, to $15.9 million for the first quarter of 2010 from $19.0 million for the comparable year-ago period. The decrease was primarily due to contracts terminated since the first quarter of 2009, the sale of the company’s environmental laboratory services in April 2009 and the elimination of revenue from pass-through material purchases for clients. Operating expenses decreased $2.9 million, or 16%, to $15.7 million from $18.5 million in the comparable period, primarily from savings in the customer service center, a reduction in head count, including lab employees and costs associated with terminated contracts. Operating income decreased $0.2 million, or 45%, to $0.2 million from $0.4 million for the prior year period.

“We’ve made progress since this time last year on reducing our cost structure,” commented Swatek.  “Information technology and customer service costs were significantly lower this quarter than in the first quarter of 2009.”

Corporate Expenses

General corporate expenses decreased $3.6 million, or 37%, to $6.1 million for the first quarter, from $9.6 million for the same period in the prior year. The decrease was primarily driven by a reduction of $5.3 million related to the financial restatement expenses in the first quarter of 2009 partially offset by $1.2 million of costs associated with the proposed merger and $0.3 million related to severance costs.  Ongoing G&A related expenses were $0.3 million higher in the first quarter of 2010 compared to the first quarter of 2009, primarily due to increases in professional fees related to financial audits and internal control remediation efforts offset by decreases in salaries and wages, information technology costs and stock based compensation expense.

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Capital Expenditures

Total company funded capital expenditures were $3.3 million compared with $3.8 million in the first quarter of 2009.

Merger Agreement Update

On March 3, 2010, the company announced that it entered into a definitive merger agreement with SW Merger Acquisition Corp. (“Parent”) and SW Merger Sub Corp., a direct wholly-owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are jointly owned by IIF Subway Investment LP and USA Water Services, LLC, which are sponsored by J.P. Morgan IIF Acquisitions LLC and Water Asset Management, LLC. Under the terms of the Merger Agreement, all outstanding common stock of SouthWest Water would be converted into a right to receive $11.00 per share in cash.  The completion of the merger is subject to customary closing conditions, including stockholder approval and regulatory notice and approvals.  Notification of the proposed transaction has been submitted to public utility regulators in the five states in which the company owns utilities. The company has also submitted a Hart-Scott-Rodino filing as well as a preliminary proxy statement with the Securities and Exchange Commission and believes it is on track to complete the transaction by March 2011.

In connection with the merger agreement, the company entered into a securities purchase agreement and investor rights agreement.  Pursuant to these agreements, Parent purchased 2,700,000 shares of SouthWest Water common stock at a price of $6.00 per share, for an aggregate purchase price of $16.2 million. The company applied the proceeds derived from the sale to reduce its revolving line of credit, the borrowings of which are used for capital expenditures and working capital purposes.  The agreements restrict the ability to sell or otherwise transfer the purchased stock prior to the earlier of the consummation or termination of the merger agreement.

Conference Call

The company will hold a conference call to discuss the first quarter 2010 results on May 10, 2010, at 4:30 p.m. Eastern time (1:30 p.m. Pacific).  The call will be web cast live so that interested parties may listen over the Internet at the company’s website at www.swwc.com.  For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website.  A telephonic replay will also be available beginning at 7:30 p.m. Eastern (4:30 p.m. Pacific) until midnight May 17, 2010 at 888.286.8010 (international callers 617.801.6888), passcode 69 59 52 44.

About SouthWest Water Company

SouthWest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private

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companies under contract.  More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to control costs, and the completion of the merger transaction, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2009 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

Additional Information

In connection with the proposed merger transaction referenced above, the company has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) and intends to file a definitive proxy statement with the SEC.  Before making any voting or investment decision, investors and security holders are urged to carefully read the entire definitive proxy statement and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed merger transaction. A definitive proxy statement will be sent to shareholders in connection with the proposed transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed at the SEC's website at www.sec.gov.  The definitive proxy statement and such other documents may also be obtained at no cost from the company by directing the request to SouthWest Water Company, 624 S. Grand Avenue, Suite 2900, Los Angeles, CA, 90017, Attention: Investor Relations, or by going to the company’s website at www.swwc.com.

The company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the security holders of the company in connection with the proposed merger transaction.  Information concerning the special interests of these directors, executive officers and other members of the company’s management and employees in the proposed transaction will be included in the company’s definitive proxy statement referenced above.  Information regarding the company’s directors and executive officers is also available in its Annual Report on Form 10-K for the year ended December 31, 2009, which is on file with the SEC and is available free of charge at the SEC’s website at www.sec.gov and from the company at the address provided above.

For Further Information:

CONTACT:     DeLise Keim

(213) 929-1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

-FINANCIAL TABLES TO FOLLOW-

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2010	2009

Operating revenue	$ 46,846	$ 50,092
Expenses:
Operating expenses	45,312	49,907
Depreciation and amortization	3,867	3,833
Total operating expenses	49,179	53,740

Operating loss	(2,333)	(3,648)

Other income (expense):
Interest expense	(2,370)	(1,887)
Interest income	33	36
Loss from continuing operations before income taxes	(4,670)	(5,499)

Benefit from income taxes	(1,742)	(2,094)

Loss from continuing operations	(2,928)	(3,405)

Income from discontinued operations, net of tax	—	172

Net loss	(2,928)	(3,233)
Preferred stock dividends	(6)	—

Net loss applicable to common stockholders	$ (2,934)	$ (3,233)

Loss per common share - basic and diluted
Loss from continuing operations	$ (0.12)	$ (0.14)
Income from discontinued operations	—	0.01
Net loss applicable to common stockholders	$ (0.12)	$ (0.13)

Weighted average common shares outstanding:
Basic	25,105	24,600
Diluted	25,105	24,600

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CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(In thousands)	March 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$ 815	$ 2,874
Accounts receivable, net	25,454	26,968
Prepaid expenses and other current assets	13,378	12,909
Total current assets	39,647	42,751

Property, plant and equipment, net	312,747	313,716
Other assets:
Goodwill	16,434	16,434
Intangible assets	2,880	2,966
Other assets	24,307	24,228
Total assets	$ 396,015	$ 400,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 12,059	$ 14,130
Current portion of long-term debt	2,216	2,171
Other current liabilities	19,301	21,213
Total current liabilities	33,576	37,514
Other liabilities and deferred credits:
Long-term debt, less current portion	140,990	152,820
Deferred income taxes	12,931	13,100
Advances for construction	8,681	8,784
Contributions in aid of construction	53,408	53,841
Other liabilities and deferred credits	18,629	18,122

Commitments and contingencies

Stockholders’ equity:
Preferred stock	458	458
Common stock	275	249
Additional paid-in capital	164,575	148,407
Accumulated deficit	(37,508)	(33,200)
Total stockholders’ equity	127,800	115,914
Total liabilities and stockholders’ equity	$ 396,015	$ 400,095

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